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                                                                     Exhibit 4.4
                                                               EXECUTION VERSION

                    CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$35,000,000.00                                               New York, New York
                                                                 May 6, 2003

FOR VALUE RECEIVED, the undersigned, INTERNATIONAL STEEL GROUP INC., a Delaware corporation, having its principal offices at 3250 Interstate Drive, Richfield, Ohio 44286 (the "COMPANY"), hereby promises to pay to the PENSION BENEFIT GUARANTY CORPORATION, a United States government corporation, having its principal offices at 1200 K Street, N.W., Washington, D.C. 20005-4026 or any other subsequent holder of this Note permitted pursuant to Section 14 hereof (the "PAYEE"), at the above-listed address or such other place as the Payee may designate from time to time in writing to the Company, in lawful money of the United States of America and in immediately available funds, the principal amount of thirty-five million dollars ($35,000,000.00), together with interest on the unpaid principal amount of this Note from time to time outstanding from the date hereof through and including the maturity date hereof, at 6.00% per annum, payable as provided herein.

                  1.       Payment.

                  (a) The principal amount of the indebtedness evidenced hereby shall be payable in full on May 6, 2007.

                  (b) Interest on the unpaid principal amount shall be payable semi-annually on July 1 and January 1 of each year, commencing with January 1, 2004, until the principal amount of this Note, together with all accrued and unpaid interest thereon, has been paid in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

                  (c) If any date set for payment is not a Business Day (as defined below), then the payment date shall be extended to the next succeeding Business Day, and during any such extension interest on the principal amount of this Note outstanding shall accrue and be payable at the applicable rate.

                  (d) "BUSINESS DAY" means any day other than Saturday, Sunday or any day which shall be a legal holiday in New York or Cleveland or a day on which banking institutions in New York or Cleveland are authorized or required by law to close.

                  2.       Subordination.

                  (a) Notwithstanding any provision of this Note to the contrary (other than subsections (g) and (l) of this Section 2), the Payee and each subsequent holder of this Note, by acceptance hereof, agrees that all obligations of the Company now or hereafter existing under this Note, whether for principal, interest, expenses or otherwise (all such obligations being the "SUBORDINATED DEBT"), is and shall be subordinate, to the extent and in the manner hereinafter set forth in this Section 2, to the prior indefeasible payment in full or other cancellation or extinguishment of all obligations of the Company now or hereafter existing with respect to any and all Senior Indebtedness.

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                  (b)      To the extent any payment of Senior Indebtedness is
declared to be fraudulent or preferential, set aside or required to be paid by the holder of Senior Indebtedness to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

                  (c) In the event that (i) a Senior Payment Default (as defined below) shall have occurred and be continuing, (ii) obligations in respect of Senior Indebtedness under or with respect to the Credit Agreement (as defined below) shall have been accelerated or (iii) (x) a Senior Covenant Default (as defined below) shall have occurred and be continuing, (y) the Credit Agreement Agent (as defined below) shall have given notice to Payee of such Senior Covenant Default (provided that such Senior Covenant Default that is the basis of any such notice shall not be the basis for any subsequent notice) and
(z) not more than 180 days shall have elapsed from the giving of such notice to Payee, then, in each such case, no payment or distribution, direct or indirect, shall be made or agreed by the Company or from any of its assets (in cash, property, or securities or by set-off or otherwise) (hereinafter referred to individually as a "PAYMENT" and collectively as "PAYMENTS") for or on account of, or to purchase or retire, any Subordinated Debt, and Payee shall not take or accept from the Company any Payment in respect of all or any of the Subordinated Debt. Subject to paragraph (e) of this Section 2, the Company may resume regular, scheduled principal and interest payments on this Note in accordance with the terms hereof after each default or event of default described above is cured or waived, in each case in writing in accordance with the loan documents under which such default occurred or, in the case of a Senior Covenant Default only, if 180 days shall have elapsed from the giving of the notice described in clause (iii)(y) of this paragraph (c). In the event that the notice described in clause (iii)(y) of this paragraph (c) shall have been given, a subsequent similar notice shall not be given unless at least 60 days shall have elapsed since the conclusion of such 180 day period or, if sooner, the date on which the applicable Senior Covenant Default shall have been waived or cured.

                  (d) In the event that the Payee shall receive any Payment in respect of the Subordinated Debt which it is not entitled to receive under the provisions of this Section 2, it will hold any Payment so received in trust for the holders of the Senior Indebtedness. Such Payment shall be promptly paid over and delivered to the holders of Senior Indebtedness to be applied, in the case of cash, to the payment of all Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full.

                  (e) In the event that the Company makes an assignment for the benefit of creditors (other than an assignment in satisfaction of the Senior Indebtedness), or any proceedings are commenced by or against the Company or any substantial part of its property under any bankruptcy, reorganization, readjustment of debt, arrangement, dissolution, receivership, composition, liquidation or insolvency law or statute now or hereafter in effect, or in the event of any marshalling of assets of the Company or liquidation or dissolution of the Company, then and in any such event and at any time thereafter: (i) all Senior Indebtedness shall first be indefeasibly paid in full or otherwise cancelled or extinguished before the Payee shall be entitled to receive any moneys, dividends or other assets (whether directly or indirectly or by set-

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off or otherwise and including any payment which may be payable by reason of any other indebtedness of the Company being subordinated to this Note) which would otherwise be payable or deliverable in respect of this Note by the Company or from any of its assets, (ii) until all Senior Indebtedness shall be paid indefeasibly in full or otherwise cancelled or extinguished, all such monies, distributions and other assets to which the Payee would be entitled but for this
Section 2, shall be made to the holders of Senior Indebtedness to be applied, in the case of cash, to the payment of all Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full, (iii) the Payee will, at the request of the Credit Agreement Agent, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Company in respect of the Subordinated Debt and take such other actions as may be reasonably requested by it to enforce such obligations and hereby irrevocably authorizes, empowers and appoints the Credit Agreement Agent its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim and take such other reasonable actions upon the failure of the Payee promptly to do so prior to 30 days before the expiration of the time to file any such proof of claim or take such action and (B) vote such claim in any such proceeding upon the failure of the Payee to do so prior to 15 days before the expiration of the time to vote any such claim; provided the Credit Agreement Agent shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim, (iv) in the event that the Credit Agreement Agent votes any claim in accordance with the authority granted by clause (iii) of this paragraph (e), the Payee shall not be entitled to change or withdraw such vote, (v) the Payee will hold in trust and pay over to the holders of Senior Indebtedness, in the form received, any and all moneys, dividends or other assets received in any such proceeding on account of the Subordinated Debt, until all then-remaining Senior Indebtedness shall be indefeasibly paid in full, and (vi) the Payee agrees that it will not object to or oppose a sale or other disposition of any property securing all of any part of the Senior Indebtedness free and clear of security interests, liens or other claims of the Payee, if any, if the Credit Agreement Agent shall have consented to such sale or disposition.

                  (f) The subordination provisions of this Note are for the benefit of the holders of Senior Indebtedness and may be directly enforced by any of them or any agent thereof, including, without limitation, the Credit Agreement Agent. No right of the Credit Agreement Agent or any other holder of Senior Indebtedness to enforce the subordination of the Subordinated Debt shall be impaired by any act or failure to act by the Company or its failure to comply with this Note. The Company and the holders of Senior Indebtedness may at any time, and from time to time, without the consent of or notice to the Payee, without incurring liability or responsibility to, or impairing any obligations of, the Payee or impairing or releasing the subordination hereunder: (i) change the interest rate, increase the amount or change the amount of payment or extend the time of payment or renew or otherwise alter the terms of any other instrument or agreement in any way related to the Senior Indebtedness, (ii) sell, exchange, release or otherwise deal with all or any part of any property at any time securing payment of Senior Indebtedness or fail to perfect any lien therein, (iii) release anyone liable in any manner for the payment or collection of Senior Indebtedness or any portion thereof, (iv) exercise or refrain from exercising any rights against the Company or others (including the Payee), (v) apply any sums received by any holder of Senior Indebtedness, by whomever paid and however realized, to Senior Indebtedness in such manner as any such holder shall deem appropriate, (vi) disburse or extend additional indebtedness, including, without limitation, Senior Indebtedness, either unsecured or secured by any collateral whatsoever and (vii) take or omit to take any other action under or in connection with any Senior Indebtedness or any documents

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related to any Senior Indebtedness that, but for this provision, would impair or release the subordination hereunder.

                  (g) Nothing contained in this Section 2 is intended to, or shall, impair, as between the Company and the Payee, the obligations of the Company under this Note, including, without limitation, the obligations to make payments in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms of this Note, nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon the occurrence of a default under Section 3 of this Note, all subject to the rights of the holders of the Senior Indebtedness in respect of Payments and cash, property or securities of the Company received upon the exercise of any such remedy.

                  (h) After all Senior Indebtedness is indefeasibly paid in full, Payee shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to Payee have been applied to the payment of Senior Indebtedness. A distribution made to holders of Senior Indebtedness which would otherwise have been made to Payee is not, as between the Company and Payee, a payment by the Company on Senior Indebtedness, but such payment shall be treated as between the Payee and the holders of Senior Indebtedness as a payment of such Senior Indebtedness when determining if such Senior Indebtedness has been paid in full for purposes of this Section 2.

                  (i) The Payee agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of the Senior Indebtedness or any liens and security interests securing the Senior Indebtedness.

                  (j) In the event that (and for so long as) Payments on or in respect of any Subordinated Debt are prohibited from being made or accepted pursuant to the provisions of paragraph (c) of this Section 2, the Payee shall not initiate, or participate with others in, any suit, action or proceeding against the Company to (i) enforce payment of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial enforcement of any of the rights and remedies under this Note or applicable law with respect to the Subordinated Debt. Notwithstanding the foregoing, (1) the Payee may file proofs of claim against the Company in any proceeding described in paragraph (e) of this Section 2, and (2) the Payee may enforce its rights, including the commencement and prosecution of any lawsuit, under Section 4 and Section 5 of this Note.

                  (k) As used herein, the following capitalized terms shall have the meanings set forth below:

                           (i) "CREDIT AGREEMENT" means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, including the Credit and Guaranty Agreement, by and among the borrowers named therein, the Company as a guarantor and the other guarantors named therein, UBS AG, Stamford Branch (in such capacity, and together with any successor agent thereunder the "CREDIT AGREEMENT AGENT,") UBS Warburg, LLC, as Joint Lead Arranger and Joint Book-

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                  runner, Goldman Sachs Credit Partners L.P., as Joint Lead
                  Arranger, Joint Book-runner and Syndication Agent, The CIT Group/Business Credit, Inc., as Collateral Agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

                           (ii) "SENIOR COVENANT DEFAULT" shall mean any default or event of default under the Credit Agreement (other than a Senior Payment Default), or any condition or event that, after notice or lapse of time or both, would constitute such a default or event of default (other than a Senior Payment Default) if that condition or event were not cured or removed within any applicable grace or cure period set forth therein.

                           (iii) "SENIOR INDEBTEDNESS" means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date hereof or hereafter created, incurred or assumed: (a) indebtedness of the Company evidenced by the Credit Agreement;
                  (b) all obligations of the Company for money borrowed; (c) all obligations of the Company evidenced by a security or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind; (d) obligations of the Company (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes; (e) all obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements; (f) all obligations of the Company with respect to letters of credit, bankers' acceptances and similar facilities (including reimbursement obligations with respect to the foregoing); (g) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business); (h) all obligations of the type referred to in clauses (a) through
                  (g) above of another person and all dividends of another person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on the property of the Company; and (i) renewals, extension, modifications, replacements, restatements and refundings of, or any indebtedness

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                  or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph, including, but not limited to any replacement or refinancing of the Credit Agreement with the same or different lenders and whether or not on the same or similar terms (including any increase in the principal amount thereunder); provided, however, that Senior Indebtedness shall not include this Note or any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which it is issued) expressly provide that such indebtedness or obligation is not superior in right of payment of this Note.

                           (iv) "SENIOR PAYMENT DEFAULT" shall mean any default or event of default under or with respect to the Credit Agreement resulting from the failure to pay, on a timely basis, any principal, interest, fees or other obligations under the Credit Agreement.

                  (l) Notwithstanding any provision of this Note to the contrary, nothing in this Section 2 shall prevail or prohibit the Payee from exercising its conversion rights under Section 4 and Section 5 at any time permitted under those Sections and such conversion rights shall not be subordinate to the prior payment in full of all obligations of the Company with respect to any Senior Indebtedness.

                  3.       Events of Default.

                  (a) Each of the following shall constitute a "DEFAULT" hereunder and the occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "EVENT OF DEFAULT" hereunder:

                           (i) failure by the Company to pay all or any portion of principal under this Note when the same shall be due and payable in accordance with the terms hereof whether by maturity, acceleration or otherwise;

                           (ii) failure by the Company to pay all or any portion of any interest under this Note within ten (10) Business Days after the same shall be due and payable; or

                           (iii)    any one or more events constituting
                  "BANKRUPTCY", which shall mean, for the purposes of this Note:
                  (A) the filing by the Company of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debt under Title 7 or Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or the filing by the Company of an answer consenting to or acquiescing in any such petition, (B) the making by the Company of any assignment for the benefit of its creditors, or the admission by the Company in writing of its inability to pay its debts as they mature, (C) the filing of (x) an involuntary petition against the Company under Title 7 or Title 11 of the United States Code, or any other federal or state insolvency law (or corresponding provisions of future laws), (y) an application for the appointment of a receiver for the assets of the Company,

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                  or (z) an involuntary petition against the Company seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that any such filing shall not have been vacated, set aside or stayed within a 60-day period from the date thereof or (D) the entry against the Company of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

                  (b) Upon the occurrence of any such Event of Default, Payee may, subject to the subordination provisions set forth in Section 2, at any time after such occurrence, by written notice to the Company, declare the entire unpaid balance of this Note to be immediately due and payable, together with interest accrued thereon, if any; provided, however, that in the event of a Bankruptcy, such acceleration shall be automatic without any further action or notice by Payee. Demand, presentment, protest and notice of non-payment are hereby waived by the Company. All payments made following an Event of Default shall be applied to payment of interest before application to principal.

                  (c) Notwithstanding anything in this Note to the contrary, upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Note shall bear interest at 8% per annum.

                  4.       Conversion.

                  (a) Subject to and upon compliance with this Section 4, at the option of the Payee, and subject to applicable conversion procedures described in this Section 4 the outstanding principal amount of this Note may be converted into fully paid and nonassessable shares of common stock of the Company, par value $0.01 per share ("ISG COMMON STOCK"), at the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Such conversion right shall commence on the initial issuance date of this Note and expire at the close of business on May 6, 2007.

                  (b) The rate at which shares of ISG Common Stock shall be delivered upon conversion (herein called the "CONVERSION RATE") shall be initially 8.0775 shares of ISG Common Stock for each $1,000,000 of the then outstanding principal amount of the Note or accrued and unpaid interest thereon. The Conversion Rate shall be adjusted in certain instances as provided in
Section 5. This Note may only be converted in whole. No partial conversions are permitted.

                  (c) To exercise the conversion right set forth in Section 4(a), the Payee shall deliver this Note, duly endorsed in blank, to the principal executive office of the Company at the address first set forth above, accompanied by a duly signed and completed Notice of Conversion substantially in the form set forth in Exhibit A stating that the Payee elects to convert this Note. The conversion date ("CONVERSION DATE"), if any, will be the date on which the Note and the duly signed and completed Notice of Conversion are so delivered to the Company. Neither the Company nor any registrar or transfer agent thereof shall be required to register in a name other than that of the beneficial owner shares of ISG Common Stock issued upon conversion of this Note not so accompanied by a properly completed and signed Notice of Conversion. As promptly as practicable on or after the Conversion Date, the Company shall issue and deliver to

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the Payee one or more certificates for the number of full shares of ISG Common
Stock issuable upon conversion, together with payment in lieu of any fractional share of ISG Common Stock, as provided in Section 8. The Company's delivery to the Payee of the number of shares of ISG Common Stock (and cash in lieu of fractions thereof, as provided in Section 8) into which this Note is convertible will be deemed to satisfy the Company's obligation to pay the principal amount of the Note.

                  (d) This Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender for conversion in accordance with the foregoing provisions, and at such time, all rights and privileges of the Payee as holder of this Note shall cease, and the person or persons entitled to receive the ISG Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such ISG Common Stock at such time.

                  5. Adjustment of Conversion Rate. The Conversion Rate shall be subject to adjustments from time to time as follows:

                  (a) ISG Common Stock Dividend or Distribution. In case the Company shall pay or make a dividend or other distribution on shares of any class of capital payable in shares of ISG Common Stock, the Conversion Rate shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of ISG Common Stock outstanding immediately prior to such dividend or distribution and the denominator shall be the sum of that number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. If, after any such date fixed for determination, any dividend or distribution is not in fact paid, the Conversion Rate shall be immediately readjusted, effective as of the date the board of directors of the Company (the "BOARD") determines not to pay such dividend or distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed. For purposes of this Section 5(a), the number of shares of ISG Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of ISG Common Stock held in the treasury of the Company.

                  (b) Rights, Options or Warrants Issued. In case the Company shall issue rights, options or warrants to holders of its ISG Common Stock entitling them to subscribe for or purchase shares of ISG Common Stock at a price per share less than (i) if the Company has not completed an underwritten public offering of ISG Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "ISG IPO"), the Conversion Price (as in effect immediately prior to the change in the Conversion Rate being effected by this Section 5(b)), or (ii) if the Company has completed the ISG IPO, the average of the closing price for ISG Common Stock for the ten day period ending two days prior to the date fixed for the determination of stockholders entitled to receive such rights, options or warrants (the price described in clause (i) or (ii), as applicable, the "ADJUSTMENT PRICE"), the Conversion Rate shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be such number of shares of ISG Common Stock outstanding immediately prior to such distribution plus the number of shares of ISG Common Stock which the aggregate of the offering price of the total number of shares of ISG Common Stock so offered for subscription or purchase

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would purchase at the Adjustment Price and the denominator shall be such number of shares of ISG Common Stock outstanding immediately prior to such distribution plus the number of shares of ISG Common Stock so offered for subscription or purchase, such increase to become effective immediately thereafter. If, after any such date fixed for determination, any such rights, options or warrants are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Rate shall be immediately readjusted effective as of the date such rights, options or warrants expire, or the date the Board determines not to issue such rights, options or warrants, to the Conversion Rate that would have been in effect if the unexercised rights, options or warrants had never been granted or such determination date had not been fixed, as the case may be. For purposes of this Section 5(b), the number of shares of ISG Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not issue any rights, options or warrants in respect of shares of ISG Common Stock held in the treasury of the Company. The "CONVERSION PRICE" shall mean, on any date, $123,800 multiplied by a fraction, the numerator of which is 8.0775 and the denominator of which is the Conversion Rate in effect on such date.

                  (c) Stock Split; Reverse Stock Split. In case outstanding shares of ISG Common Stock shall be subdivided into a greater number of shares of ISG Common Stock, the Conversion Rate shall be proportionately increased, and, conversely, in case outstanding shares of ISG Common Stock shall be combined into a smaller number of shares of ISG Common Stock, the Conversion Rate shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (d) Other Dividend or Distribution. In case the Company shall, by dividend or otherwise, distribute to all holders of its ISG Common Stock evidences of its indebtedness, capital stock, cash or other assets (including securities, but excluding (i) any rights, options or warrants referred to in Section 5(b), (ii) any dividend or distribution paid exclusively in cash and not to exceed in any 365 day period the Dividend Limit, (iii) any dividend or distribution referred to in Section 5(a) and (iv) distributions upon mergers or consolidations to which Section 5(f) applies), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to such distribution by a fraction of which the numerator shall be the Adjustment Price immediately prior to such distribution less the then fair market value (as determined in good faith by the Board, whose determination shall be described in a Board resolution to be recorded in the minute book of the Company) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of ISG Common Stock and the denominator shall be the Adjustment Price then in effect, such adjustment to become effective immediately thereafter. If after any such date fixed for determination, any such distribution is not in fact made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to make such distribution, to the Conversion Rate that would have been in effect if such determination date had not been fixed. "DIVIDEND LIMIT" means three percent (3%) of the average closing price of the ISG Common Stock for the prior 365 day period (as appropriately adjusted for any stock split, reverse stock split, stock dividend, or similar event during such period); provided, that for any day prior to the occurrence of the ISG IPO the average closing price shall be the Conversion Price in effect on such date.

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                  (e)      Reclassification. The reclassification of shares of
ISG Common Stock into securities other than ISG Common Stock (other than any reclassification upon a consolidation or merger to which Section 5(f) applies) shall be deemed to involve (i) a distribution of such securities other than ISG Common Stock to all holders of ISG Common Stock, and (ii) a subdivision or combination, as the case may be, of the number of shares of ISG Common Stock outstanding immediately prior to such reclassification into the number of shares of ISG Common Stock outstanding immediately thereafter.

                  (f) Merger; Consolidation; Sale of Assets. In case of any consolidation or merger of the Company with or into any other person, any merger of another person with or into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or in case of any sale or transfer of all or substantially all of the assets of the Company, the person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver to the Payee a certificate executed by the president or any vice president or other similar authorized representative of such person that provides that the Payee shall have the right thereafter, during the time period this Note shall be convertible as specified in Section 4(a), to convert this Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, sale, transfer or lease by a holder of the number of shares of ISG Common Stock of the Company into which this Note might have been converted immediately prior to such consolidation, merger, conveyance, sale, transfer or lease. Such certificate shall also provide for adjustments provided for in this
Section 5. The above provisions of this Section 6(f) shall similarly apply to successive consolidations, mergers, conveyances, sales, transfers or leases.

                  (g) Adjustment Threshold. No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 5(g)) would require an increase or decrease of at least one-tenth of one percent in such rate; provided, however, that any adjustments, which by reason of this Section 5(g) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

                  (h) Clerical Corrections; Sequence. The Company may make such increases in the Conversion Rate, for the remaining term of the Note in addition to those required by Sections 5 and 8, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of ISG Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. The Company shall have sole power to resolve any ambiguity or correct any nonmaterial error in this Section 5(h) and its actions in so doing shall, absent manifest error, be final and conclusive. If adjustments occur on the same date under multiple sections, they shall be sequenced to give full effect to each adjustment in turn rather than being deemed to have occurred simultaneously.

                  (i) Taxes on Conversions. Except as provided in the next sentence, the Company will pay any and all taxes and duties that may be payable in respect of the issue or delivery of shares of ISG Common Stock on conversion of this Note pursuant hereto. The

Company shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of shares of ISG Common Stock in a name other than that of the Payee and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

                  6. Notice of Adjustments of Conversion Rate and Conversion Price. Whenever the Conversion Rate and the Conversion Price are adjusted as herein provided, the Company shall compute the adjusted Conversion Rate and adjusted Conversion Price in accordance with Section 5 and shall prepare a certificate signed by the Chief Financial Officer or any vice president of the Company setting forth the adjusted Conversion Rate and adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall promptly be delivered to the Payee.

                  7.       Notice of Certain Corporate Action. In case:

                  (a) the Company shall declare a dividend (or any other distribution) on its ISG Common Stock payable (i) otherwise than exclusively in cash, or (ii) in an amount in excess of the Dividend Limit; or

                  (b) the Company shall authorize the granting to all or substantially all of the holders of its ISG Common Stock of rights, options or warrants to subscribe for or purchase any shares of Common Stock of any class or of any other rights; or

                  (c) of any reclassification of the Common Stock, or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance, sale, transfer or lease of all or substantially all of the assets of the Company; or

                  (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be provided to the Payee in accordance with
Section 11, at least fifteen (15) days (or five (5) days in any case specified in clause (a) or (b) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of ISG Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of ISG Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up. Neither the failure to give such notice or the notice referred to in the following paragraph nor any defect therein shall affect the legality or validity of the proceedings described in clauses (a) through (d) of this Section 7.

                  8. Fractional Shares. No fractional shares of ISG Common Stock shall be issued upon conversion of this Note. Instead of any fractional share ISG Common Stock which would otherwise be issuable upon conversion of this Note, the Company shall calculate and pay to Payee a cash adjustment in respect of such fraction (calculated to the nearest 1/1000th of a share) in an amount equal to such fraction multiplied by the Conversion Rate, as adjusted.

                  9. Waiver or Alteration. None of the provisions hereof may be waived, altered or amended, except by a written instrument signed by the party to be charged therewith. In the case of any waiver, the Company and the Payee shall be restored to their former respective positions and rights hereunder, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly provided in such waiver.

                  10. Remedies Cumulative. No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  11. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and personally delivered with receipt acknowledged or mailed, postage prepaid, via registered mail, return receipt requested, to the address first set forth above. Any notice given in conformity with the foregoing shall be deemed given when personally delivered or upon the date of delivery specified in the registered mail receipt. Either party may change the address to which notices to it, or copies thereof, shall be addressed by giving notice thereof to the other party in conformity with the foregoing.

                  12. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York as in effect from time to time, without giving effect to any choice of laws or conflict of laws principles thereof.

                  13. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the holder hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction.

                  14. Successors and Assigns; Transferability. This Note shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Payee and its successors and assigns; provided, however, that neither the Company nor the Payee may transfer any of its rights or obligations hereunder without the prior written consent of the other party.

                  15. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and the Company's receipt of any indemnity agreement of the Payee reasonably satisfactory to the Company, the Company will, at the expense of the Payee, execute and deliver, in lieu thereof, a new note of like terms.

                  16. No Prepayment Penalty. The principal amount of this Note may be prepaid by the Company at any time or from time to time after May 6, 2006, in whole or in part, without premium or penalty, but with accrued interest on the portion of the principal amount so prepaid to the date chosen for prepayment; provided, however, that the Company shall give written notice of prepayment of this Note or any portion hereof not less than thirty (30) days prior to the date chosen for prepayment, which notice shall specify the amount thereof so to be prepaid and the date fixed for prepayment. To avoid doubt, the conversion right granted to the Payee in Section 4(a) of this Note may be exercised by Payee at any time during this 30-day period.

                  IN WITNESS WHEREOF, the parties hereto have caused this Note to be executed by their undersigned duly authorized officers.

                                     INTERNATIONAL STEEL GROUP INC.

                                     By: /s/ Rodney Mott
                                         --------------------------------------
                                         Name:  Rodney Mott
                                         Title: President

                                     PENSION BENEFIT GUARANTY CORPORATION

                                     By: /s/ Andrea E. Schneider
                                         --------------------------------------
                                         Name:  Andrea E. Schneider
                                         Title: Director, Corporate Finance and
                                                Negotiations Department

                                    EXHIBIT A

                          FORM OF NOTICE OF CONVERSION

                  The undersigned holder of this Note hereby irrevocably exercises the option to convert this Note (including principal and al unpaid interest) below designated into shares of ISG Common Stock in accordance with the terms of this Note, and directs that such shares, together with a check in payment for any fractional share thereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If shares of ISG Common Stock are to be registered in the name of a person other than the undersigned, (a) the undersigned will pay all transfer taxes payable with respect thereto and (b) signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

Dated: __________________

                                         _______________________________________
                                         Signature(s)

If shares of ISG Common Stock are to be registered in the name of a person other than the Holder, please print such person's name and complete mailing address:

                                            Number of shares
___________________________________         of ISG Common Stock:________________
Name

___________________________________

___________________________________

___________________________________

___________________________________
Address

___________________________________
Social Security or other
Identification Number

___________________________________
Signature Guaranteed